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                                                                     Exhibit 5

                           WILMER, CUTLER & PICKERING
                               2445 M STREET, N.W.
                           WASHINGTON, D.C. 20037-1420

                            Telephone (202) 663-6000
                            Facsimile (202) 663-6363

                                February 4, 2000

IGEN International, Inc.
16020 Industrial Drive
Gaithersburg, MD  20877

              Re:  IGEN International, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,700,000 shares of Common Stock, $.001 par value (the "Shares"), of IGEN International, Inc., a Delaware corporation (the "Company"), issuable upon conversion of $35,000,000 in aggregate principal amount of 5% Subordinated Convertible Debentures due 2005 (the "Debentures"), upon the exercise of Warrants to purchase 282,258 shares of the Company's Common Stock (the "Warrants") and as payment of interest on the Debentures. The Shares issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares." The Company originally sold the Debentures and the Warrants pursuant to a Securities Purchase Agreement dated January 11, 2000 by and among the Company, Brown Simpson Strategic Growth Fund, Ltd., Brown Simpson Strategic Growth Fund, L.P. and LBI Group, Inc. The Shares are being registered to permit the resale of such Shares by the holders thereof from time to time after the effective date of the Registration Statement.

         We have acted as counsel for the Company in connection with its issuance and sale of the Debentures and the Warrants and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.


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IGEN International, Inc.
February 4, 2000
Page 2


         This opinion is limited to the laws of the United States and the general corporate law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and, in the case of the Warrant Shares, when the Company has received the consideration in accordance with the terms of Warrants, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                            Sincerely,

                                            Wilmer, Cutler & Pickering


                                            By:  /s/ Meredith B. Cross
                                                 -------------------------------
                                                 Meredith B. Cross, a partner